Exhibit 99.3

June 23, 2009

PRWT Services, Inc.

Ladies and Gentlemen:

I hereby consent to being named as a director nominee in the proxy statement/prospectus included in the Registration Statement on S-4 filed by PRWT Services, Inc. with the Securities and Exchange Commission.  I also consent to the use of my biographical and other information contained therein.

Very Truly Yours,

/s/ Michael D. Kaswan

Michael D. Kaswan